Exhibit 10.6
THE KRAFT HEINZ COMPANY OMNIBUS INCENTIVE PLAN
FORM OF MATCHING RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless defined in this award agreement (together with all exhibits and appendices attached thereto, this "Award Agreement"), capitalized terms will have the same meanings ascribed to them in The Kraft Heinz Company 2016 Omnibus Incentive Plan (as may be amended from time to time, the "Plan").
Subject to your acceptance of this Award Agreement, you are hereby being granted an award of Restricted Stock Units (the "RSUs") as of the Grant Date set forth below (the "Grant Date"). The RSUs are granted in connection with your purchase of Shares in the Company's 2020 Bonus Swap Program (the "Related Shares"). Each RSU is a bookkeeping entry representing the right to receive one (1) share of The Kraft Heinz Company's (the "Company") common stock on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Grant Date:	_______________
Vesting Date:	3-year anniversary of Grant Date (subject to the terms of the Award Agreement)
By agreeing to this Award Agreement, you agree that the RSUs are granted under and governed by the terms and conditions of this Award Agreement (including, without limitation, the terms and conditions set forth on Exhibit A, the Restrictive Covenants Agreement attached as Exhibit B and the terms and conditions set forth on Appendix I) and the Plan.

THE KRAFT HEINZ COMPANY

EXHIBIT A
TERMS AND CONDITIONS OF THE MATCHING RESTRICTED STOCK UNITS
Vesting
The RSUs will vest on the "Vesting Date" set forth in this Award Agreement provided that you remain employed by the Company or one of its Subsidiaries, except as otherwise set forth in the Plan or this Award Agreement (including, without limitation, the section below titled "Termination"), and subject to forfeiture as set forth in the section below titled "Forfeiture of Unvested RSUs upon the Transfer of Related Shares." Prior to the vesting and settlement of the RSUs, you will not have any rights of a shareholder with respect to the RSUs or the Shares subject thereto.
Shares due to you upon vesting and settlement of the RSUs will be delivered in accordance with the provisions of the section below titled "Settlement of Vested RSUs." However, no Shares will be delivered pursuant to the vesting of the RSUs unless (i) you have complied with your obligations under this Award Agreement and the Plan, (ii) the vesting of the RSUs and the delivery of such Shares complies with applicable law and (iii) full payment (or satisfactory provision therefor) of any Tax-Related Items (as defined below) has been received by the Company or its Subsidiary or Affiliate, as applicable. Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the vesting of the RSUs.
Dividend Equivalents
If while the RSUs are outstanding the Board declares a cash dividend on the Company's common stock, you will be entitled to Dividend Equivalents on the dividend payment date established by the Company equal to the cash dividends payable on the same number of Shares as the number of unvested RSUs subject to this award on the dividend record date established by the Company. Any such Dividend Equivalents will be in the form of additional RSUs, will be subject to the same terms and vesting dates as the underlying RSUs, and will be delivered at the same time and in the same manner as the underlying RSUs originally subject to this award. The number of additional RSUs credited as Dividend Equivalents on the dividend payment date will be determined by dividing (i) the product of (A) the number of your unvested RSUs as of the corresponding dividend record date (including any unvested Restricted Stock Units previously credited as a result of prior payments of Dividend Equivalents) and (B) the per-Share cash dividend paid on the dividend payment date, by (ii) the per-share Fair Market Value of the Shares on the dividend payment date, rounded down to the nearest whole RSU.
Termination
Effect of a Termination of Service on Vesting

Other than as set forth below, upon a termination of your Service for any reason prior to the Vesting Date, you will forfeit the RSUs, including any accrued Dividend Equivalents, without any consideration due to you.
If prior to the Vesting Date, but more than one year after the Grant Date, the Company terminates your Service Without Cause (as defined below), your RSUs shall be vested as if 25% of the RSUs had previously vested on the first anniversary of the Grant Date on which you were providing Service and 50% of the RSUs had previously vested on the second anniversary of the Grant Date on which you were providing Service.
If prior to the Vesting Date, but more than one year after the Grant Date, your Service terminates by reason of your death, Retirement or Disability (as defined below), your RSUs shall be fully vested and exercisable.
Settlement of Vested RSUs
To the extent the RSUs become vested pursuant to the terms of this Award Agreement, the Company will issue and deliver to you, or, as applicable, your Beneficiary or the personal representative of your estate, the number of Shares equal to the number of vested RSUs. Such delivery of Shares will occur within the settlement period set forth in the table below, which will vary depending on the applicable vesting event.

Vesting Event	Settlement Period
•Vesting Date	As soon as practicable and no later than 60 days following the Vesting Date
•Termination of Service Without Cause	Within 60 days of your termination date*
•Retirement	Within 60 days of your termination date*
•Disability	Within 60 days of your termination date*
•Death	Within 60 days of the date of death
*If you are subject to U.S. federal income tax and the RSUs constitute an item of non-qualified deferred compensation as determined by the Company ("Deferred Compensation"), settlement will occur within this period only if your termination of Service constitutes a "separation from service" within the meaning of Section 409A of the Code ("Separation from Service"); otherwise, settlement will occur in accordance with the original vesting schedule (i.e., as soon as practicable and no later than sixty (60) days following the Vesting Date).
Notwithstanding the foregoing, if you are subject to U.S. federal income tax and the Company determines that you are a "specified employee" within the meaning of Section 409A of the Code, any RSUs that are subject to settlement upon your Separation from Service will instead be settled on the date that is the first business day following the six (6) month anniversary of such Separation from Service, or, if earlier, upon your death, to the extent required pursuant to Section 409A of the Code.
Applicable Definitions
For purposes of this Award Agreement, the following terms shall have the following meanings:
"Disability" means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Subsidiaries or Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of "disability" (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
"Retirement" means a termination of Service by you on or after either (a) the later of (i) your 60th birthday and (ii) your completion of five years of Service with the Company, its Subsidiaries or its Affiliates; or (b) the later of (i) your 55th birthday and (ii) your completion of ten years of Service with the Company, its Subsidiaries or its Affiliates.
"Without Cause" means (i) a termination of your Service by the Company or its Subsidiaries or Affiliates other than for Cause (as defined in the Plan) and other than due to your death, Disability or Retirement or (ii) (A) if you are a party to an Employment Agreement, (B) such Employment Agreement is in effect upon the date of your termination of Service and (C) such Employment Agreement defines "Good Reason", then "Without Cause" shall also include resignation of your Service for "Good Reason" in accordance with such Employment Agreement.
Special Termination Provisions
In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on the RSUs and the terms of any Employment Agreement, the terms of this Award Agreement will govern.

If you are terminated Without Cause or due to your resignation and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause for purposes of this Award Agreement and the Plan, effective as of the date the events giving rise to Cause occurred and any consequences following from a termination for Cause shall be retroactively applied (including your obligation to repay gains that would not have been realized had your Service been terminated for Cause).
Effect of a Company Sale
The treatment of the RSUs upon a Company Sale shall be governed by the Plan, provided, however, that to the extent that the RSUs constitute Deferred Compensation, settlement of any portion of the RSUs that may vest in connection with a Company Sale will occur within sixty (60) days following the Vesting Date. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Company Sale on the RSUs and the terms of any Employment Agreement, the terms of this Award Agreement will govern.
Restrictive Covenants
Your Service will provide you with specialized training and unique knowledge and access to confidential information and key business relationships, which, if used in competition with the Company, its Subsidiaries and/or its Affiliates, would cause harm to such entities. As such, in partial consideration of the RSUs granted under this Award Agreement, you agree to comply with the Company's Restrictive Covenants Agreement, attached (and incorporated into this Award Agreement) as Exhibit B. The restrictions and obligations contained in the Restrictive Covenants Agreement are in addition to any restrictions imposed by, or obligations you may have to, the Company, its Subsidiaries or Affiliates under any Employment Agreement or otherwise.
Forfeiture of Unvested RSUs upon the Transfer of Related Shares
Transfer (other than pursuant to the laws of descent) of the Related Shares before the RSUs vest (whether on the Vesting Date or such earlier date set forth in the section above titled "Termination" or elsewhere in the Award Agreement), will result in immediate forfeiture of all or a portion of the unvested RSUs granted under this Award Agreement as set forth below:
(i) If you Transfer more than 50% of the Related Shares, you will forfeit all unvested RSUs, including any accrued Dividend Equivalents.
(ii) If you Transfer 50% or less of the Related Shares (the "Transferred Percentage"), you will forfeit a portion of the unvested RSUs equal to twice the Transferred Percentage, plus any Dividend Equivalents accrued with respect to such RSUs.
Taxes
You acknowledge that, regardless of any action the Company takes with respect to any or all income tax, social security or insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or its Subsidiaries or Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU grant, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.
Prior to vesting of the RSUs, you will pay or make adequate arrangements satisfactory to the Committee to satisfy all Tax-Related Items. In this regard, you authorize the withholding of all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or its Subsidiaries or Affiliates or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (A) sell or arrange for the sale of Shares that you acquire to meet the obligation for Tax-Related Items, and/or (B) withhold the amount of Shares necessary to satisfy the minimum withholding amount, or to the extent permitted by applicable accounting principles, withhold Shares based on a rate of up to the maximum applicable withholding rate. Notwithstanding the foregoing, if you are subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, the Company will withhold in Shares upon the relevant tax withholding event, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case, the Tax-Related Items obligation may be satisfied by one or a combination of the other methods set forth above.
Further, the Company may cause the RSUs to vest prior to the Vesting Date to the extent necessary to satisfy any liability for Tax-Related Items that arises prior to settlement of the RSUs by means of method (A) or (B) above, provided that to avoid a prohibited acceleration under Section 409A of the Code for any RSUs that constitute Deferred Compensation, the number of RSUs so vested will not exceed the number necessary to satisfy the liability for Tax-Related Items.
Finally, you will pay to the Company and/or its Subsidiaries or Affiliates any amount of Tax-Related Items that the Company or its Subsidiaries or Affiliates may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
No Guarantee of Continued Service
You acknowledge and agree that the vesting of the RSUs on the Vesting Date (or such earlier date as set forth in the section above titled "Termination") is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide Service to, the Company or its Subsidiaries. Further, the Company or the applicable Subsidiary may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Subsidiary. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.
Company's Right of Offset
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company, its Subsidiaries or any of its Affiliates, then the Company, its Subsidiaries or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and it would not cause a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
Acknowledgment of Nature of Award
In accepting the RSUs, you understand, acknowledge and agree that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;
(b) the award of the RSUs is exceptional, voluntary, occasional and discretionary and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of RSUs even if RSUs have been awarded in the past;
(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the RSUs, the number of Shares subject to the RSUs, and the vesting provisions applicable to the RSUs;

(d) your participation in the Plan is voluntary;
(e) the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries;
(f) the RSUs, any Shares acquired under the Plan, and the income and value of same are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g) the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(h) unless otherwise agreed with the Company in writing, the RSUs, any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of a Subsidiary or Affiliate;
(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU resulting from termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), and in consideration of the grant of the RSU to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Subsidiaries or Affiliates, waive your ability, if any, to bring any such claim, and release the Company, and its Subsidiaries and Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j) the RSUs are subject to the terms of the Plan (including, without limitation, certain provisions regarding Adjustments, Repurchases and Transfers).
Securities Laws
By accepting the RSUs, you acknowledge that U.S. federal, state or foreign securities laws and/or the Company's policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with the RSUs. You agree to comply with such securities law requirements and Company policies, as such laws and policies are amended from time to time.
Data Privacy
a.Data Collection and Usage. The Company collects, processes and uses personal data about you, including but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, employee identification number, hire date, termination date, gross earnings, tax rate, account identification number for the independent stock plan service provider account, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or your employer (“Data”) for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the legitimate interests of the Company in administering the Plan, where our interests are not overridden by your data protection rights.
b.Stock Plan Administration Service Providers. The Company may transfer Data to one or more independent stock plan service providers, which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for you or ask you to receive and trade shares of common stock. You may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s) with such agreement being a condition of participation in the Plan. Please review these terms and data processing practices carefully. If you do not agree to the independent stock plan service provider’s terms and/or data processing practices, you will not be able to participate in the Plan.
c.International Data Transfers. Please note that Data processed in connection with the Plan will be transferred from your country to the United States, where the Company and its service providers are based. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company will ensure that appropriate measures are in place for compliance with applicable data protection laws in relation to transfer of Data to the United States.
d.Data Retention. The Company will use your personal data only as long as necessary to implement, administer and manage your participation in the Plan and as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your personal data for any of the above purposes, the Company will remove it from its systems.
e.Data Subject Rights. You understand that you may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of personal data, (iv) restrictions on processing of personal data, (v) portability of personal data, (vi) lodge complaints with competent data protection authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding these rights or to exercise these rights, you can contact the Company’s Data Privacy Team at gdpr@kraftheinz.com.
Limits on Transferability; Beneficiaries
The RSUs shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death. A Beneficiary or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of the RSUs shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with the terms and conditions of this Award Agreement, to the extent applicable, as determined by the Company.
Repayment/Forfeiture
As an additional condition of receiving the RSUs and without prejudice to the terms of the Company's Restrictive Covenants Agreement (attached as Exhibit B), you agree that the RSUs and any proceeds or other benefits you may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of any policy adopted by the Company as may be amended from time to time (and such requirements shall be deemed incorporated into this Award Agreement without your consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if you receive any amount in excess of what you should have received under the terms of the RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then you shall be required to promptly repay any such excess amount to the Company.
Section 409A
It is intended that the RSUs awarded pursuant to this Award Agreement be exempt from or compliant with Section 409A of the Code ("Section 409A") and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, this Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent that is necessary or desirable to exempt the RSUs from Section 409A or satisfy any of the requirements under Section 409A, but the Company shall not be under any obligation to make any such amendment. Further, the Company, its Subsidiaries and Affiliates do not make any representation to you that the RSUs awarded pursuant to this Award Agreement shall be exempt from or satisfy the requirements of Section 409A, and the Company, its Subsidiaries and Affiliates shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary, Transferee or other party for any tax, additional tax, interest or penalties that you or any Beneficiary, Transferee or other party may incur in the event that any provision of this Award Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
Entire Agreement; Modification
The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company, its Subsidiaries and/or Affiliates and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan.
Governing Law; Jurisdiction; Waiver of Jury Trial
This Award Agreement (together with all exhibits and appendices attached thereto) is governed by the laws of the State of Delaware, without regard to its principles of conflict of laws, and any disputes shall be settled in accordance with the Plan. The parties expressly agree to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of Delaware in connection with any litigation which may be brought with respect to a dispute in relation to this Award Agreement.
To the extent not prohibited by applicable law, each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement (together with all exhibits and appendices attached thereto) or the Plan.
Electronic Signatures and Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan, including this Award Agreement, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Award Agreement if delivered by electronic means with electronic signatures shall be treated in all manner and respects as an original executed document and shall be considered to have the same binding legal effect as if it were the original signed versions thereof delivered in person.
Agreement Severable
This Award Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Award Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Award Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Award Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Award Agreement, and the remaining provisions contained in this Award Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Award Agreement.
Interpretation
The Committee shall have the right to resolve all questions that may arise in connection with the Award or this Award Agreement, including whether you are actively employed. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Award Agreement shall be final, binding and conclusive. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Agreement or the Plan.
Language
If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Acknowledgments
By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept the RSUs subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
Appendix I
Notwithstanding any provision in this Award Agreement, if you work or reside outside the U.S., the RSUs shall be subject to the general non-U.S. terms and conditions and the special terms and conditions for your country set forth in Appendix I. Moreover, if you relocate from the U.S. to one of the countries included in Appendix I or you move between countries included in Appendix I, the general non-U.S. terms and conditions and the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix I constitutes part of this Award Agreement.

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT
I understand that I am or will be an employee to or other service-provider of The Kraft Heinz Company and/or its Subsidiaries and/or its Affiliates (collectively the "Company"), and will learn and have access to the Company's confidential, trade secret and proprietary information and key business relationships. I understand that the products and services that the Company develops, provides and markets are unique. Further, I know that my promises in this Restrictive Covenants Agreement (the "Agreement") are an important way for the Company to protect its proprietary interests and that The Kraft Heinz Company would not have granted me RSUs or other equity grants unless I made such promises.
In addition to other good and valuable consideration, I am expressly being given RSUs or other equity grants in exchange for my agreeing to the terms of this Agreement. In consideration of the foregoing, I (the "Executive") agree as follows:
1.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of Executive's Service, Executive will have access to Confidential Information. For purposes of this Agreement, "Confidential Information" means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors of the Company. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's assigned duties and for the benefit of the Company, either during the period of Executive's Service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company's part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive's Service. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
Pursuant to the U.S. Defend Trade Secrets Act of 2016, Executive shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive's attorney and use the trade secret in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
No Company policies or practices, including this Non-Disclosure of Confidential Information provision, is intended to or shall limit, prevent, impede or interfere in any way with Executive's right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company's past or future conduct, or engage in any activities protected under whistle blower statutes.
2.NON-COMPETITION. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive's performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of Executive's employment by or service to a competitor, Executive would inevitably use or disclose such Confidential Information, (iv) the Company has substantial relationships with its customers and Executive has had and will continue to have access to these customers, (v) Executive has received and will receive specialized training from the Company, and (vi) Executive has generated and will continue to generate goodwill for the Company in the course of Executive's Service. Accordingly, during Executive's Service and for twelve (12) months following a termination of Executive's Service for any reason (the "Restricted Period"), Executive will not engage in any business activities, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner) within the same line or lines of business for which the Executive performed services for the Company and in a capacity that is similar to the capacity in which the Executive was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry ("Competitive Business") anywhere within the same geographic territory(ies) for which the Executive performed services for the Company (the "Restricted Territory"). Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as Executive has no active participation in the business of such corporation.
3.NON-SOLICITATION. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive's duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid, induce, assist in the solicitation of, or accept any business (other than on behalf of the Company) from, any customer or potential customer of the Company to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or, directly or indirectly, in any way request, suggest or advise any such customer to withdraw or cancel any of their business or refuse to continue to do business with the Company. This restriction shall apply to customers or potential customers who, during the two (2) years immediately preceding the Executive's termination, had been assigned to the Executive by the Company, or with which the Executive had contact on behalf of the Company while an Executive of the Company, or about which the Executive had access to confidential information by virtue of Executive's employment with the Company.
4.NON-INTERFERENCE. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive's duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and its vendors, suppliers or customers. As used herein, the term "solicit, aid or induce" includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a

Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee. An employee, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter.
5.NON-DISPARAGEMENT. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products or services. The foregoing shall not be violated by truthful statements made in (a) response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (b) the good faith performance of Executive's duties to the Company.
6.INVENTIONS.
a.Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product ("Inventions"), whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive's work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during Executive's Service, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive's duties with the Company or on Executive's own time, but only insofar as the Inventions are related to Executive's work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon. Executive will keep full and complete written records (the "Records"), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Service, or upon the Company's request. Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to Executive's Service, together with the right to file, in Executive's name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications"). Executive will, at any time during and subsequent to Executive's Service, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company's rights in the Inventions, all without additional compensation to Executive from the Company. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company's benefit, all without additional compensation to Executive from the Company, but entirely at the Company's expense.
b.In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for

Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive's right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called "moral rights" with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive's service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive's benefit by virtue of Executive being an employee of or other service provider to the Company.
7.RETURN OF COMPANY PROPERTY. On the date of Executive's termination of Service with the Company for any reason (or at any time prior thereto at the Company's request), Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
8.REASONABLENESS OF COVENANTS. In signing this Agreement, including by electronic means, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed by it. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement, and that Executive will reimburse the Company for all costs (including reasonable attorneys' fees) incurred in connection with any action to enforce any of the provisions of this Agreement if either the Company prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of this Agreement. It is also agreed that the "Company" as used in this Agreement refers to each of the Company's Subsidiaries and Affiliates and that each of the Company's s Subsidiaries and Affiliates will have the right to enforce all of Executive's obligations to that Subsidiary or Affiliate under this Agreement, as applicable, subject to any limitation or restriction on such rights of the Subsidiary or Affiliate under applicable law.
9.REFORMATION. If it is determined by a court of competent jurisdiction in any state or country that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state or country.

10.REMEDIES. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law.
11.REPURCHASE. Executive acknowledges and agrees that a breach of this Agreement would constitute a "Covenant Breach" as such term is used in the Plan and therefore, in the event of a Covenant Breach, Executive's RSU and the Award Stock issued therefor (as such terms are defined in the Plan) shall be subject to repurchase by The Kraft Heinz Company in accordance with the terms of the Plan.
12.TOLLING. In the event of any violation of the provisions of this Agreement, Executive acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
13.SURVIVAL OF PROVISIONS. The obligations contained in this Agreement hereof shall survive the termination or expiration of the Executive's Service with the Company and shall be fully enforceable thereafter.
14.VENUE, PERSONAL JURISDICTION, AND COVENANT NOT TO SUE. Executive expressly agrees to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of Delaware in connection with any litigation which may be brought with respect to a dispute between the Company and Executive in relation to this Restrictive Covenants Agreement, regardless of where Executive resides or where Executive performs services for the Company. Executive hereby irrevocably waives Executive's rights, if any, to have any disputes between the Company and Executive related to this Restrictive Covenants Agreement decided in any jurisdiction or venue other than a court in the State of Delaware. Executive hereby waives, to the fullest extent permitted by applicable law, any objection which Executive now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding, and Executive agrees not to plead or claim the same. Executive further irrevocably covenants not to sue the Company related to this Restrictive Covenants Agreement in any jurisdiction or venue other than a court in the State of Delaware. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement, and any disputes or controversies arising hereunder, will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

APPENDIX I
ADDITIONAL TERMS AND CONDITIONS OF
THE KRAFT HEINZ COMPANY 2016 OMNIBUS INCENTIVE PLAN
MATCHING RESTRICTED STOCK UNIT AWARD AGREEMENT FOR NON-U.S. PARTICIPANTS
TERMS AND CONDITIONS
This Appendix I includes additional terms and conditions that govern the RSUs granted to you under the Plan if you work or reside outside the U.S. and/or in one of the countries listed below. These terms and conditions are in addition to, or if so indicated, in place of the terms and conditions set forth in the Award Agreement. Certain capitalized terms used but not defined in this Appendix I have the meanings set forth in the Plan and/or the Award Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, transfer employment and/or residency to another country after the RSUs are granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
NOTIFICATIONS
This Appendix I also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix I as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the RSUs or sell Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment and/or residency after the RSUs are granted or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

GENERAL NON-U.S. TERMS AND CONDITIONS
TERMS AND CONDITIONS
The following terms and conditions apply to you if you are located outside of the U.S.
Entire Agreement.
The following provisions supplement the entire Award Agreement, generally:
If you are located outside the U.S., in no event will any aspect of the RSUs be determined in accordance with your Employment Agreement (or other Service contract). The terms and conditions of the RSUs will be solely determined in accordance with the provisions of the Plan and the Award Agreement, including this Appendix I, which supersede and replace any prior agreement, either written or verbal (including your Employment Agreement, if applicable) in relation to the RSUs.
Vesting.
If you are resident or employed outside of the United States, the Company may, in its sole discretion, settle the RSUs in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law, (ii) would require you, the Company or one of its Subsidiaries or Affiliates to obtain the approval of any governmental or regulatory body in your country of residence (or your country of employment, if different), (iii) would result in adverse tax consequences for you, the Company or one of its Subsidiaries or Affiliates, or (iv) is administratively burdensome. Alternatively, the Company may, in its sole discretion settle the RSUs in the form of Shares but require you to sell such Shares immediately or within a specified period following your termination of Service (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on your behalf).
Termination.
The following provisions supplement the Termination section of the Award Agreement, provided, however, that for purposes of the section of the Award Agreement titled "Settlement of Vested RSUs," if you are subject to U.S. federal income tax and the RSUs constitute Deferred Compensation, your termination of Service date will be the date of your Separation from Service:
For purposes of the RSU, your employment or Service relationship will be considered terminated as of the date you are no longer actively providing Services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the RSU under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of the RSUs (including whether you may still be considered to be providing Service while on a leave of absence).
Notwithstanding the provisions governing the treatment of the RSUs upon termination due to Retirement set forth in the Termination section of the Award Agreement, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in a particular jurisdiction that would likely result in the treatment in case of a termination due to Retirement as set forth in the Award Agreement being deemed unlawful and/or discriminatory, then the Company will not apply the provisions for termination due to Retirement at the time you cease to provide Service and the RSUs will be treated as it would under the rules that apply if your Service ends for resignation.
Termination for Cause.
The implications upon a termination for Cause as set forth in the Award Agreement and Plan shall only be enforced, to the extent deemed permissible under applicable local law, as determined in the sole discretion of the Committee.

Taxes.
The following provisions supplement the Taxes section of the Award Agreement:
You acknowledge that your liability for Tax-Related Items may exceed the amount, if any, withheld by the Company, its Subsidiaries and/or its Affiliates (as applicable).
If you have become subject to tax in more than one jurisdiction, you acknowledge that the Company, its Subsidiaries and Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Limits on Transferability; Beneficiaries.
The following provision supplements the Limits on Transferability; Beneficiaries section of the Award Agreement:
If you are located outside the U.S., the RSUs may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may the RSUs be Transferred to another individual during your lifetime.
Acknowledgment of Nature of Award.
The following provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement:
You acknowledge the following with respect to the RSUs:
(a) The RSUs, any Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation.
(b) In no event should the RSUs, any Shares acquired under the Plan, and the income and value of same, be considered as compensation for, or relating in any way to, past services for the Company, its Subsidiaries or any Affiliate.
(c) The RSU, any Shares acquired under the Plan and the income and value of same are not part of normal or expected compensation or salary for any purpose.
(d) Neither the Company, its Subsidiaries nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to vesting of the RSUs or the subsequent sale of any Shares acquired upon vesting.
Not a Public Offering in Non-U.S. Jurisdictions.
If you are resident or employed outside of the United States, neither the grant of the RSUs under the Plan nor the issuance of the underlying Shares upon vesting of the RSUs is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
Language Consent.

If you are in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Award Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. You further acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English.
Insider Trading and Market Abuse Laws.
You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker's country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares under the Plan during such times as you are considered to have "inside information" regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) "tipping" third parties or causing them otherwise to buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
Foreign Asset/Account, Exchange Control and Tax Reporting.
You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, dividend equivalents and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
No Advice Regarding Award.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and acknowledge that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Imposition of Other Requirements.
The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver.
You acknowledge that a waiver by the Company for breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach of the Award Agreement.
COUNTRY-SPECIFIC TERMS AND CONDITIONS/NOTIFICATIONS
AUSTRALIA
NOTIFICATIONS

Offer Document.
This offer document sets out information regarding the grant of RSUs to Australian resident employees of the Company and its Subsidiaries or Affiliates and is provided by the Company to ensure compliance of the Plan with the Australian Securities and Investments Commission's ("ASIC's") Class Order 14/1000 and relevant provisions of the Corporations Act 2001.
In addition to the information set out in the Award Agreement, you also are being provided with copies of the following documents:
a.the Plan;
b.the Bonus Election Form; and
c.the Bonus Election Form FAQs
(collectively, the "Additional Documents").
The Additional Documents provide further information to help you make an informed investment decision about participating in the Plan. The Plan is not a prospectus for the purposes of the Corporations Act 2001.
You should not rely upon any oral statements made in relation to this offer. You should rely only upon the statements contained in the Award Agreement and the Additional Documents when considering participation in the Plan.
Securities Law Notification
Investment in Shares involves a degree of risk. If you elect to participate in the Plan, you should monitor your participation and consider all risk factors relevant to the acquisition of Shares under the Plan as set out in the Award Agreement and the Additional Documents.

The information contained in this offer is general information only. It is not advice or information that takes into account your objectives, financial situation and needs.
You should consider obtaining your own financial product advice from an independent person who is licensed by ASIC to give advice about participation in the Plan.
Additional Risk Factors for Australian Residents
You should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of Shares. For example, the price at which Shares are quoted on the Nasdaq may increase or decrease due to a number of factors. There is no guarantee that the price of the Shares will increase. Factors which may affect the price of Shares include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
More information about potential factors that could affect the Company's business and financial results is included in the Company's most recent Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q. Copies of these reports are available at http://www.sec.gov/, on the Company's "Investor Relations" page at http://ir.kraftheinzcompany.com/, and upon request to the Company.
In addition, you should be aware that the Australian dollar value of any Shares acquired at vesting will be affected by the U.S. dollar/Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

Common Stock
Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation.
Dividends may be paid on the Shares out of any funds of the Company legally available for dividends at the discretion of the Board.
The Shares are traded on the Nasdaq in the United States of America under the symbol "KHC."
The Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
Ascertaining the Market Price of Shares
You may ascertain the current market price of the Shares as traded on the Nasdaq at http://www.Nasdaq.com under the symbol "KHC." The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
This will not be a prediction of what the market price per Share will be when the RSUs vest or when the Shares are issued or of the applicable exchange rate on the actual Vesting Date or date the Shares are issued.
Deferred Taxation.
Subdivision 83A-C of the Income Tax Assessment Act, 1997, applies to RSUs granted under the Plan, such that the RSUs are intended to be subject to deferred taxation.
BELGIUM
NOTIFICATIONS
Foreign Assets/Account Reporting Information.
If you are a resident of Belgium, you will be required to report any security (e.g., Shares acquired under the Plan) or bank account (including brokerage accounts) established outside of Belgium on your annual tax return. In a separate report, you will be required to provide the National Bank of Belgium with details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened).
BRAZIL
TERMS AND CONDITIONS
Compliance with Law.
By accepting the RSUs you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes legally due by you associated with the vesting of the RSUs, the receipt of any dividends and/or Dividend Equivalents, and the sale of Shares acquired under the Plan. You further agree that, for all legal purposes, (i) the benefits provided to you under the Plan are the result of commercial transactions unrelated to your employment or Service relationship, (ii) the Plan is not a part of the terms and conditions of your employment or Service relationship, and (iii) the income from the Award, if any, is not part of your remuneration from employment or Service.
NOTIFICATIONS
Exchange Control Information.
If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares.
CANADA

TERMS AND CONDITIONS
Plan Document Acknowledgment.
In accepting the grant of RSUs, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement.
Payout of RSUs in Shares Only.
Pursuant to its discretion under the Settlement of Vested RSUs Section of the Plan, with respect to all employees residing in Canada, the Company will convert all vested RSUs only into an equivalent number of Shares. If you reside in Canada (or in the event of your death, your legal representative or estate) you will not receive an equivalent or fractional Share cash payment with respect to the vested RSUs.
Termination.
The following provision replaces the first paragraph of the Termination section of the General Non-U.S. Terms and Conditions section of this Appendix I:
In the event of your termination of Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), unless provided otherwise by the Company: (i) your right to vest in the RSUs (if any) will terminate effective, as of the earlier of (1) the date the you receive notice of termination, or (2) the date you are no longer actively providing Service, regardless of any notice period or period of pay in lieu of such notice required under applicable Canadian employment laws (including, but not limited to statutory law, regulatory law and/or common law).
The Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of the RSUs (including whether you may still be considered to be providing Service while on a leave of absence).
The following terms and conditions apply if you are a resident of Quebec:
Language Consent.
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement relatif à la langue.
Les parties reconnaissent avoir expressément exigé la rédaction en anglais de la Convention d'Attribution, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
NOTIFICATIONS
Securities Law Information.
You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., Nasdaq).
Foreign Assets/Account Reporting Information.
Canadian residents are required to report any specified foreign property (including Shares and RSUs) on form T1135 (Foreign Income Verification Statement) if the total cost of such specified foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Specified foreign property includes Shares acquired under the Plan and may include the RSUs. The RSUs must be reported -

generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property you hold. If Shares are acquired, their cost generally is the adjusted cost base ("ACB") of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if you own other shares, this ACB may have to be averaged with the ACB of the other shares. You should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
CHILE
NOTIFICATIONS
Securities Law Information.
The private offering of the RSUs starts on the Grant Date and is made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). This offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and therefore such securities are not subject to its oversight. Given that these securities are not registered in Chile, there is no obligation from the issuer to provide public information on them in Chile. These securities cannot be subject to public offering in Chile while they are not registered at the corresponding securities registry in Chile.
La oferta privada de estos RSUs se inicia en la Fecha de Concesión y se acoge a las disposiciones de la norma de carácter general nº 336 de la Comisión para el Mercado Financiero de Chile (“CMF”). Esta oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de valores no inscritos en Chile, no existe la obligación por parte del emisor de entregar en Chile información pública respecto de los mismos. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el registro de valores correspondiente.
CHINA
TERMS AND CONDITIONS
The following provisions apply if you are subject to the exchange control regulations or restrictions in the People's Republic of China ("China"), as determined by the Company in its sole discretion:
Vesting and Mandatory Sale Restriction.
The following provisions replace the Vesting, Termination and Settlement of Vested RSUs sections of the Award Agreement:
Notwithstanding anything to the contrary in the Award Agreement, due to legal restrictions in China, you agree that the Company may force the sale of any Shares (i) immediately upon vesting, (ii) following the termination of your Service, (iii) following your transfer to another Subsidiary or Affiliate outside of China, or (iv) within any other timeframe the Company determines to be necessary or advisable. You agree that you must maintain any Shares acquired under the Plan in an account at a broker designated by the Company ("Designated Account"). All Shares deposited in the Designated Account cannot be transferred out of that Designated Account. Within six (6) months after the termination of your Service for any reason (or such other period as determined by the Company in its sole discretion), you must sell all Shares acquired under the Plan. The Company will direct the automatic sale of any such Shares remaining in the Designated Account at the expiration of this six (6) month period (or such other period as determined by the Company in its sole discretion).
You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Company's designated broker to complete the sale of such Shares. You acknowledge that the Company's designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy

Tax-Related Items. You agree that if you sell Shares that you acquire under the Plan, the repatriation requirements described below shall apply.
If you transfer to a Subsidiary or an Affiliate in China or transfer from an Affiliate or Subsidiary in China to another Affiliate outside of China, you may become or remain subject to the requirements set forth in this Appendix I, as determined by the Company in its sole discretion. The Company reserves the right to suspend your participation in the Plan or take such other measures as it deems necessary or advisable to comply with local regulations.
Exchange Control Restriction.
You understand and agree that, due to exchange control laws in China, you will be required to immediately repatriate to China any cash proceeds acquired under the Plan. You further understand that, under local law, such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Company or any Subsidiary or Affiliate of the Company and you hereby consent and agree that the cash proceeds may be transferred to such special account prior to being delivered to you. Further, if the proceeds from your participation in the Plan are converted to local currency, you acknowledge that the Company (including its Subsidiaries and Affiliates) is under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear the risk of any currency conversion rate fluctuation between the date that your proceeds are delivered to such special exchange control account and the date of conversion of the proceeds to local currency.
You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
COSTA RICA
There are no country-specific provisions.
EGYPT
NOTIFICATIONS
Exchange Control Information.
If you transfer funds into Egypt in connection with the remittance of proceeds from the vesting of the RSUs, sale of Shares or the receipt of any dividends and/or Dividend Equivalents, you are required to transfer the funds through a bank registered in Egypt.
FRANCE
TERMS AND CONDITIONS
Language Consent.
By accepting the RSUs, you confirm having read and understood the documents relating to the grant of the RSUs (the Plan and the Award Agreement), which were provided in the English language, and you accept the terms of such documents accordingly.
Consentement relatif à la langue.
En acceptant l'RSUs, vous confirmez ainsi avoir lu et compris les documents relatifs à l'attribution de l'RSUs (le Plan et le Contrat d'Attribution) qui vous ont été communiqués en langue anglaise, et vous en acceptez les termes et conditions en connaissance de cause.
NOTIFICATIONS
Foreign Assets/Account Reporting Information.

If you are a French resident and you hold securities (including Shares) or cash outside of France, you must declare all foreign bank and brokerage accounts (including the accounts that were opened and closed during the tax year) on an annual basis on a special form n°3916, together with your income tax return. If you fail to complete this reporting, you may be subject to penalties.
GERMANY
NOTIFICATIONS
Exchange Control Information.
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). The report must be filed electronically using the "General Statistics Reporting Portal" (Allgemeines Meldeportal Statistik) available via Bundesbank’s website (www.bundesbank.de).
HONG KONG
TERMS AND CONDITIONS
Settlement.
The following supplements the Settlement of Vested RSUs section of the Terms and Conditions section of the Award Agreement including this Appendix I:
Any Shares received at settlement of RSUs are a personal investment. If, for any reason, the RSUs vest and become non-forfeitable and Shares are issued to you within six months of the date of grant, you agree that you will not offer the Shares to the public in Hong Kong or otherwise dispose of the Shares prior to the six-month anniversary of the date of grant.
NOTIFICATIONS
Securities Law Information.
WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Neither the grant of the RSUs nor the issuance of Shares upon vesting of the RSUs constitutes a public offering of securities under Hong Kong law. The grant is available only to employees of the Company and its Subsidiaries. The Agreement, the Plan and other incidental communication materials distributed in connection with the RSUs (i) have not been prepared in accordance with and are not intended to constitute a "prospectus" for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person.
INDIA
TERMS AND CONDITIONS
Labor Law Acknowledgment.
The RSUs and the Shares underlying the RSUs, and the income and value of same, are extraordinary items that are not part of your annual gross salary.

NOTIFICATIONS
Exchange Control Information.

You are required to repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within a reasonable amount of time (i.e., within ninety (90) days after receipt for sale proceeds and 180 days of receipt for dividends or within any other time frame prescribed under applicable Indian exchange control laws as may be amended from time to time). You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or your employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Foreign Assets/Account Reporting Information.
If you are an Indian resident, you are required to report all bank accounts or investments (including the RSUs and any Shares) that you hold outside of India. You should consult with a personal tax advisor to ensure that you are properly complying with applicable reporting requirements.
INDONESIA
NOTIFICATIONS
Exchange Control Information.
Indonesian residents must provide the Bank of Indonesia with information on foreign exchange activities in an online monthly report no later than the fifteenth day of the month following the activity. In addition, if you remit funds into Indonesia (e.g., proceeds from the sale of Shares), the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a more detailed description of the transaction must be included in the report and you may be required to provide information about the transaction (e.g., the relationship between you and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report.
IRELAND
There are no country-specific provisions.
ITALY
TERMS AND CONDITIONS
Plan Document Acknowledgment.
By accepting the RSUs, you acknowledge that you have received a copy of the Plan and the Award Agreement, have reviewed each of these documents in their entirety and fully understand and accept all terms of such documents. In this regard, you acknowledge having read and specifically approve the following sections of the Award Agreement and this Appendix I, as applicable: (i) Vesting; (ii) Termination; (iii) Settlement of Vested RSUs; (iv) Forfeiture of Unvested RSUs Upon the Transfer of Related Shares; (v) Taxes; (vi) No Guarantee of Continued Service; (vii) Acknowledgment of Nature of Award; (viii) Data Privacy; and (ix) Governing Law; Jurisdiction; Waiver of Jury Trial.
NOTIFICATIONS
Foreign Assets/Account Reporting Information.
Italian residents who, during the fiscal year, hold investments abroad or foreign financial assets (e.g., cash, Shares and RSUs) which may generate income taxable in Italy are required to report such on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. The same reporting obligations apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, Shares and RSUs), are beneficial owners of the investment pursuant to Italian money laundering provisions.
Tax on Foreign Financial Assets.

Italian residents may be subject to tax on the value of financial assets held outside of Italy. The taxable amount will be the fair market value of the financial assets, including Shares assessed at the end of the calendar year. If you are subject to this foreign financial assets tax, you will need to report the value of your financial assets held abroad in your annual tax return. You are encouraged to consult your personal legal advisor for additional information about the foreign financial assets tax.
JAPAN
NOTIFICATIONS
Foreign Assets/Account Reporting Information.
If you are a Japanese tax resident, you will be required to report details of any assets held outside of Japan as of December 31st (including any Shares or cash acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to include details of any outstanding Shares, RSUs or cash held by you in the report.
KOREA
NOTIFICATIONS
Foreign Assets/Account Reporting Information.
You must declare all of your foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during the year.
MALAYSIA
NOTIFICATIONS
Director Notification Requirement.
If you are a director of a Malaysian Subsidiary of Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act, 2016. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when you receive or dispose of an interest (e.g., RSUs, Shares) in the Company or a related company. This notification must be made within fourteen (14) days of acquiring or disposing of any interest in the Company or a related company.
MEXICO
TERMS AND CONDITIONS
No Entitlement or Claims for Compensation.
These provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement including this Appendix I:
Modification.
By accepting the RSUs, you understand and agree that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
Policy Statement.
The Award of RSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with offices at One PPG Place, Pittsburgh, Pennsylvania 15222, U.S.A. is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is Delimex de Mexico, S.A. de C.V., located at Monte Pelvoux #220, Piso 6, Col. Lomas de Chapultepec, Delegacion Miquel Hidalgo C.P. 11000 Mexico, nor does it establish any rights between you and the Company, its Subsidiaries or its Affiliates.
Plan Document Acknowledgment.
By accepting the RSUs, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement.
In addition, by accepting the Award Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the Award Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Subsidiary or Affiliates are not responsible for any decrease in the value of the Shares underlying the RSUs.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Company and any Subsidiary or Affiliate with respect to any claim that may arise under the Plan.
TÉRMINOS Y CONDICIONES
No existirá derecho o demanda por daños y perjuicios.
Estas disposiciones son complementarias de la sección de Reconocimiento de la Naturaleza del Contrato, incluyendo el presente Apéndice I:
Modificación.
Al aceptar esta RSUs, usted entiende y acuerda que cualquier modificación al Plan o al Contrato, o su terminación no constituirá un cambio o impedimento a los términos y condiciones de su empleo.

Declaración de Política.
El Otorgamiento de RSUs que la Compañía hace mediante el Plan, es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificarlo o descontinuarlo en cualquier momento, sin asumir ninguna responsabilidad.
La Compañía, con oficinas en One PPG Place, Pittsburgh, Pennsylvania 15222, U.S.A. es únicamente responsable de la administración del Plan y la participación en el Plan y la adquisición de Acciones no establece, en ninguna forma, una relación laboral entre usted y la Compañía, toda vez que usted está participando en el Plan en un plano completamente comercial y su único patrón es Delimex de Mexico, S.A. de C.V., ubicado en Monte Pelvoux #220, Piso 6, Col. Lomas de Chapultepec, Delegación Miquel Hidalgo C.P. 11000 México, y tampoco establece ningún derecho entre usted y la Compañía, sus Subsidiarias o Afiliadas.
Reconocimiento del Documento del Plan.
Al aceptar esta RSUs, usted reconoce que ha recibido copias de dicho Plan, ha revisado el Plan y el Contrato en su integridad y comprende y acepta plenamente todas las disposiciones del Plan y del Contrato.
Adicionalmente, al aceptar el Contrato, usted reconoce que ha leído y específica y expresamente aprueba los términos y condiciones en el Contrato, en el cual se establece y describe claramente lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan, y su participación en él es ofrecido por la

Compañía sobre una base plenamente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y cualquier Subsidiaria o Afiliada no son responsables por cualquier disminución en el valor de las Acciones implícitas en las RSUs.
Finalmente, por medio del presente usted declara que no se reserva ninguna acción o derecho a presentar cualquier reclamo en contra de la Compañía por cualquier compensación o daño como resultado de su participación en el Plan y por lo tanto otorga la liberación más amplia que en derecho proceda a la Compañía y cualquier Subsidiaria o Afiliada con respecto a cualquier reclamo que pueda surgir en torno al Plan.
NETHERLANDS
NEW ZEALAND
Notifications
Securities Law Information.
WARNING - You are being offered RSUs (which, upon vesting in accordance with the terms of the grant of the RSUs, will be converted into Shares) in the Company. Shares give you a stake in the ownership of the Company. You may receive a return if dividends are paid. Shares are quoted on the Nasdaq. This means you may be able to sell them on the Nasdaq if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Shares.
If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.
In compliance with applicable New Zealand securities laws, you are entitled to receive, in electronic or other form and free of cost, copies of the Company's latest annual report, relevant financial statements and the auditor's report on said financial statements (if any).
Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.
PANAMA
Notifications
Securities Law Information.
The RSUs and the Shares to be issued upon vesting of RSUs are offered in a private transaction. This is not an offer to the public and the offer is not subject to the protections established by Panamanian securities laws.
PAPUA NEW GUINEA
There are no country-specific provisions.
POLAND

Notifications
Exchange Control Information.
If you transfer funds in excess of a certain threshold (currently €15,000) into or out of Poland, the funds must be transferred via a Polish bank account or financial institution. You are required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.
Foreign Assets/Account Reporting Information.
Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7 million. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland.
PUERTO RICO
Notifications
Securities Law Information.
The offer of the Plan is subject exclusively to United States securities laws, including the United States Securities Exchange Act of 1934, as amended.
RUSSIA
TERMS AND CONDITIONS

U.S. Transaction.
You understand that your acceptance of the RSUs results in a contract between you and the Company that is completed in the United States and that the Award Agreement is governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. You are not permitted to sell the Shares directly to other Russian legal entities or individuals.
NOTIFICATIONS
Securities Law Information.
Your employer is not in any way involved with the offer of the RSUs or administration of the Plan. The Award Agreement, the Plan and all other materials you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia. In no event will Shares issued upon vesting of the RSUs be delivered to you in Russia; all Shares will be maintained on your behalf in the United States of America.
Exchange Control Information.
You are responsible for complying with any applicable Russian exchange control regulations and rulings. Because Russian exchange control regulations and rulings change frequently and without notice, you should consult with a legal advisor to ensure compliance applicable to any aspect of your participation in the Plan, including the grant and vesting of the RSUs, issuance of any Shares at vesting, receipt of any proceeds from the sale of Shares and/or receipt of any payments in connection with any Dividend Equivalents or dividends.

Foreign Assets/Account Reporting Information.
Russian residents are required to notify Russian tax authorities within one (1) month of opening, closing or changing the details of a foreign account. Russian residents also are required to report (i) the beginning and ending balances in such a foreign bank account each year and (ii) transactions related to such a foreign account during the year to the Russian tax authorities, on or before June 1 of the following year. The tax authorities can require you to provide appropriate supporting documents related to transactions in a foreign bank account.
Anti-Corruption Notice.
Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Accordingly, you should inform the Company if you are covered by these laws because you should not hold Shares acquired under the Plan.
SINGAPORE
NOTIFICATIONS
Securities Law Information.
The grant of the RSUs is being made pursuant to the "Qualifying Person" exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) ("SFA"), under which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore and the grant of the RSUs is not made with a view to the RSUs or Shares being subsequently offered to another party. You should note that the RSUs are subject to section 257 of the SFA and you should not make any subsequent sale of Shares in Singapore or any offer of such subsequent sale of Shares subject to the awards in Singapore, unless such sale or offer in is made: (i) more than six (6) months from the Grant Date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Requirement.
If you are a director, associate director or shadow director of the Company's Singapore Subsidiary or Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or Affiliate in writing when you receive an interest (e.g., RSUs, Shares) in the Company, a Subsidiary or Affiliate. In addition, you must notify the Singapore Subsidiary or Affiliate when you sell Shares (including when you sell Shares issued upon vesting and settlement of the RSUs). These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any Subsidiary or Affiliate. In addition, a notification of your interests in the Company, Subsidiary or Affiliate must be made within two (2) business days of becoming a director.
SPAIN
TERMS AND CONDITIONS
Acknowledgment of Nature of Award.
The following provisions supplement the first paragraph of the Acknowledgment of Nature of Award section of the General Non-U.S. Terms and Conditions section of this Appendix I:
By accepting the grant of the RSUs, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company's Subsidiaries or Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Subsidiaries or Affiliates on an ongoing basis except as provided in the Plan. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs or the Shares acquired upon vesting shall not become a part of any employment contract with the Company and any of its Subsidiaries and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the RSUs shall be null and void.
You understand and agree that, unless otherwise provided in the Award Agreement, the vesting and settlement of the RSUs is expressly conditioned on your continuous Service such that if your employment or rendering of Services terminates for any reason whatsoever, your RSUs will cease vesting immediately effective as of the date of such termination for any reason including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a "despido improcedente"), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, and/or Article 50 of the Workers' Statute, unilateral withdrawal by your employer and under Article 10.3 of the Royal Decree 1382/1985. Consequently, upon termination for any of the above reasons, you will automatically lose any rights to the RSUs granted to you that were unvested on the date of termination, as described in the Award Agreement.
NOTIFICATIONS
Securities Law Information.
The RSUs and the Shares issued pursuant to the vesting of the RSUs do not qualify under Spanish regulations as securities. No "offer of securities to the public," as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Foreign Assets/Account Reporting Information.
If you are a Spanish resident, you must declare the acquisition, ownership and disposition of Shares to the Dirección General de Comercial e Inversiones (the "DGCI") of the Ministerio de Economia for statistical purposes. This declaration must be made in January for any Shares owned as of December 31 of the prior year by filing a form D-6 with the DGCI; however, if the value of the Shares being reported exceeds €1,502,530 (or if you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Board of Directors), the declaration must be filed within one (1) month of the acquisition or disposition of the Shares, as applicable. In addition, if you wish to import the ownership title of any Shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.
You also are required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares) and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan) held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.
To the extent that you hold rights or assets (e.g., Shares acquired under the Plan or cash held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of asset as of December 31 each year, you will be required to report information on such assets on your tax return (tax form 720) for such year. After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of such right or asset increases by more than €20,000 or if you sell or otherwise dispose of previously reported rights or assets. The reporting must be completed by the following March 31.
You are solely responsible for complying with applicable reporting obligations. The laws are often complex and can change frequently. You should consult your personal legal and/or tax advisor to confirm the reporting requirements that will apply to you in connection with the Plan.

SWEDEN
There are no country-specific provisions.
THAILAND
NOTIFICATIONS
Exchange Control Information.
If you are a Thai resident and you receive funds in connection with the Plan (e.g., dividends or sale proceeds) with a value equal to or greater than US$200,000 per transaction, you are required to immediately repatriate such funds to Thailand. Any foreign currency repatriated to Thailand must be converted to Thai Baht or deposited into a foreign currency deposit account opened with any commercial bank in Thailand acting as the authorized agent within 360 days from the date the funds are repatriated to Thailand. You are also required to inform the authorized agent of the details of the foreign currency transaction, including your identification information and the purpose of the transaction.
If you do not comply with the above obligations, you may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, you should consult your legal advisor before selling any Shares (or receiving any other funds in connection with the Plan) to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company nor your employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.
TURKEY
NOTIFICATIONS
Securities Law Information.
You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside of Turkey through the facilities of a stock exchange on which the Shares are listed (i.e., Nasdaq).
Exchange Control Information.
Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey. Therefore, you may be required to appoint a Turkish broker to assist you with the sale of the Shares acquired under the Plan. You should consult your personal legal advisor before selling any Shares acquired under the Plan to confirm the applicability of this requirement to you.
UNITED ARAB EMIRATES
NOTIFICATIONS
Securities Law Information.
The Plan is being offered only to employees and is in the nature of providing equity incentives to employees of the Company or its Subsidiaries or Affiliates in the United Arab Emirates ("UAE"). Any documents related to the Plan, including the Plan, this Award Agreement, and other grant documents ("Plan Documents"), are intended for distribution only to such employees and must not be delivered to, or relied on by any other person. Prospective purchasers of the securities offered (i.e., the RSUs) should conduct their own due diligence on the securities.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any Plan Documents nor has it taken steps to verify the information set out in them, and thus, is not responsible for such documents. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has

approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. If you do not understand the contents of the Plan Documents, you should consult an authorized financial advisor.
UNITED KINGDOM
Terms & Conditions
Taxes.
The following provisions supplement the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I:
Without limitation to the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or your employer or by Her Majesty's Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and your employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of the Act), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you by within ninety (90) days of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you by any of the means referred to in the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I.
VENEZUELA
TERMS AND CONDITIONS
Exchange Control Restrictions.
Exchange control restrictions may limit the ability to vest in the RSUs or to remit funds into Venezuela following the sale of Shares acquired under the Plan. The Company reserves the right to further restrict the settlement of the RSUs or to amend or cancel the RSUs at any time in order to comply with the applicable exchange control laws in Venezuela. However, ultimately, you are responsible for complying with exchange control laws in Venezuela and the Company will not be liable for any fines or penalties resulting from your failure to comply with applicable laws. You should consult your personal advisor prior to accepting the RSUs to ensure compliance with current regulations. You are solely responsible for ensuring compliance with all exchange control laws in Venezuela.
Investment Representation.
As a condition of the grant of the RSUs, you acknowledge and agree that any Shares you may acquire upon vesting of the RSUs are acquired as and intended to be an investment rather than for the resale of the Shares and conversion of the Shares into foreign currency.
NOTIFICATIONS
Securities Law Information.
The RSUs granted under the Plan and the Shares issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan government securities regulations.